UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549

                        SCHEDULE 13G

          UNDER THE SECURITIES EXCHANGE ACT OF 1934



                            LookSmart, Ltd.
                           (Name of Issuer)


                             Common Stock
                       (Title Class of Securities)

                              543442 10 7
                            (CUSIP Number)

                              August 20, 1999
           (Date of Event Which Requires Filing of this Statement)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSANT TO
SCHEDULE IS FILED:

               ( ) Rule 13d-1 (b)
               (x)  Rule 13d-1 (c)
               ( ) Rule 13d-1 (d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing the information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 543442 10 7

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
     ONLY)
     The Reader's Digest Association, Inc.
     13-1726769

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  ______
     (b)  ______
     Not Applicable

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF             5.   SOLE VOTING POWER:  9,000,000 Shares
SHARES
BENEFICIALLY          6.   SHARED VOTING POWER:  0 Shares
OWNED BY EACH
REPORTING             7.   SOLE DISPOSITIVE POWER: 9,000,000 Shares
PERSON WITH:
                      8.   SHARED DISPOSITVE POWER: 0 Shares

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
     9,000,000 Shares

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     SHARES  [   ]
     Not Applicable

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     11.2%

12.  TYPE OF REPORTING PERSON
     CO


ITEM 1.

(a)  NAME OF ISSUER
     LookSmart, Ltd.

(b)  ADDRESS OF ISSUER'S PRINICIPAL EXECUTIVE OFFICES
     487 Bryant Street
     San Francisco, CA 94107-1316


ITEM 2.

(a)  NAME OF PERSON FILING
     The Reader's Digest Association, Inc.

(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE
     Reader's Digest Road
     Pleasantville, NY 10570-7000

(c)  CITIZENSHIP
     Delaware

(d)  TITLE OF CLASS OF SECURITIES
     Common Stock

(e)  CUSIP NUMBER
     543442 10 7

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1
          13D-2 (B), CHECK WHETHER THE PERSON FILING IS A:
          Not Applicable

          IF THIS STATEMENT IS FILED PURSUANT TO 240.13d-1(c), CHECK
          THIS BOX [X]

ITEM 4.   OWNERSHIP

(a)  AMOUNT BENEFICIALLY OWNED
     9,000,000 Shares

(b)  PERCENT OF CLASS
     11.2%

(c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

     (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE
          9,000,000 Shares
    (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
          0 Shares
   (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
          9,000 Shares
    (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
          0 Shares

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON
          Not Applicable

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE
          SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
          REPORTED ON BY THE PARENT HOLDING COMPANY
          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
          THE GROUP
          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
          Not Applicable

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                          SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         Dated:  August 26, 1999

                         THE READER'S DIGEST ASSOCIATION, INC.

                         /s/CLIFFORD H.R. DUPREE
                         By:    Clifford H.R. DuPree
                         Title: Vice President, Corporate Secretary
                                and Associate General Counsel